Exhibit 99.2

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount International announces changes to U.S. Retirement Plans

(Portland, OR, August 8, 2006)  Blount International, Inc. [NYSE: BLT or the “Company”] announced today that the Company has redesigned its retirement program for United States based employees effective January 1, 2007.  The redesign does not affect current retirees or former employees.

James Osterman, Chairman and CEO, said, “The new design of the retirement programs meets our Company’s objective of continuing to provide employees with a competitive retirement benefit while lowering the Company’s annual expense.  Providing employees with a competitive, flexible and portable benefit will allow us to continue to attract and retain talented employees and at the same time enable us to better predict and control the Company’s future costs.”

 The redesign of the retirement programs will include the following changes:

•  The Company’s defined benefit pension plan will be frozen.  Effective January 1, 2007, employees who currently participate in the plan will cease accruing benefits.  All retirement benefits earned up to that time will be fully preserved.

•  The Company will begin to make additional contributions to its 401(k) plan for service periods after December 31, 2006.  The Company intends to make annual contributions to employee accounts of between 3% and 5% of their annual wages.  The amount contributed will be based on an employee’s years of service.  The Company will continue its existing program of matching employee contributions.  Under the redesigned 401(k) program, an employee will be eligible to receive a Company contribution of up to 9.5% of eligible wages.

-continued-

The Company estimates that the changes to the retirement plans will reduce retirement plan expenses by between $16 million and $23 million over the next 5 years.  In conjunction with the plan changes, the Company will record a one time $3.7 million expense in this year’s third quarter.

Blount International, Inc. is a diversified international company operating in two principal business segments:  Outdoor Products and Industrial and Power Equipment.  Blount International, Inc. sells its products in more than 100 countries around the world.  For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation  Blount International’s “expectations,” “beliefs” and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and uncertainties, including those set forth in Item 1A, “Risk Factors,” of Blount International’s Annual Report on Form 10-K for the year ended December 31, 2005.  These risks and uncertainties may cause actual results subsequent to the date of this announcement to differ materially from those projected in forward-looking statements.  Forward-looking statements in this press release include without limitation Blount International’s expectations regarding the reduction in retirement plan expenses over the next 5 years and the recording of a non-cash charge in the third quarter of this year.

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